Exhibit 4.6

TEVA PHARMACEUTICAL FINANCE NETHERLANDS IV B.V.,

as Issuer,

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

as Guarantor,

and

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL SENIOR INDENTURE

Dated as of September 16, 2026

to the Senior Indenture dated as of May 28, 2025

Creating the series of Securities (as defined herein) designated

5.250% Senior Notes due 2032

i

ii

SECOND SUPPLEMENTAL SENIOR INDENTURE, dated as of September 16, 2026, by and among Teva Pharmaceutical Finance Netherlands IV B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law (the “Issuer”), Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel (the “Guarantor”) and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a Senior Indenture, dated as of May 28, 2025 (the “Base Indenture”), providing for the issuance from time to time of one or more series of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”);

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a first supplemental senior indenture, dated as of May 28, 2025, providing for the issuance of the 5.750% Senior Notes due 2030;

WHEREAS, Section 7.01(h) of the Base Indenture provides that the Issuer, the Guarantor and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of a new series;

WHEREAS, the Issuer, pursuant to the foregoing authority, proposes in and by this second supplemental senior indenture (this “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to amend and supplement the Base Indenture insofar as it will apply only to the 5.250% Senior Notes due 2032 (the “Notes”) issued hereunder (and not to any other series of Securities); and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and to make this Supplemental Indenture a valid and legally binding agreement of the Issuer, in accordance with their and its terms;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchases of the Notes by the holders thereof, the Issuer, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Base Indenture unless otherwise indicated. For all purposes of this Supplemental Indenture and the Notes, the following terms are defined as follows:

“Add On Notes” means any notes originally issued after the date hereof pursuant to Section 2.9, including any replacement notes as specified in the relevant Add On Note Board Resolutions, Officer’s Certificate or supplemental indenture issued therefor in accordance with the Base Indenture.

“Additional Tax Amounts” has the meaning specified in Section 3.1.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Members” has the meaning specified in Section 2.5.

“Authorized Agent” has the meaning specified in Section 6.11.

“Authorized Officers” has the meaning specified in Section 6.13.

“Below Investment Grade Rating Event” means the rating on the Notes of a series is lowered in respect of a Change of Control and the Notes of such series are rated below Investment Grade by two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during the period beginning on the date of such public notice and ending on the 60th day following public notice of a Change of Control the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Issuer in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Issuer will request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly deliver an officers’ certificate to the Trustee certifying as to whether or not such confirmation has been received or denied.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company managed by the member or members, the managing member or members or any controlling committee of managing members thereof;

(d) with respect to a limited liability company managed by a manager or managers, the manager or managers and any controlling committee of managers; and

(e) with respect to any other person, the board or committee of such person serving a similar function.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remainclosed or (iii) a day on which the Corporate Trust Office is closed for business.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

including any preferred stock, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity.

“Change of Control” means the occurrence of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision); or

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision) (other than the Guarantor or one of its subsidiaries), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the Voting Stock (as defined below) in the Guarantor or other Voting Stock into which the Guarantor’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(c) the Guarantor consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act or any successor provision) or any such person consolidates with, or merges with or into, the Guarantor, in either case, pursuant to a transaction in which any of the Guarantor’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Guarantor’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, in each case, measured by voting power rather than number of shares; or

(d) the adoption of a plan relating to the Guarantor’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Consolidated Net Worth” means the stockholders’ equity of the Guarantor and its consolidated subsidiaries, as shown on the audited consolidated balance sheet of the Guarantor’s latest annual report to stockholders, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the office of the Trustee located in The City of New York at which at any particular time its corporate trust business shall be administered (which at the date of this Supplemental Indenture is located at 240 Greenwich Street, 7th Floor East, New York, New York 10286, Attention: Corporate Trust) or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“corporation” means corporations, associations, limited liability companies, companies and business trusts or any other similar entity.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means an event which is, or after notice or lapse of time or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 2.7.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Electronic Means” has the meaning specified in Section 6.13.

“Euroclear” means Euroclear Bank S.A./N.V.

“Event of Default” with respect to the Notes shall not have the meaning assigned to such term by Section 4.01 of the Base Indenture. An Event of Default with respect to the Notes means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Issuer defaults in the payment of the principal and premium, if any, of any of the Notes when it becomes due and payable at Maturity or upon redemption;

(b) the Issuer defaults in the payment of interest (including Additional Tax Amounts, if any) on any of the Notes when it becomes due and payable and such default continues for a period of 30 days after the date when due;

(c) the Guarantor fails to perform its obligations under the Guarantee relating to the Notes;

(d) except as permitted by the Indenture, the Guarantee with respect to the Notes is held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any Person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Guarantee;

(e) either the Issuer or the Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes or this Supplemental Indenture or the Base Indenture and the default continues for a period of 60 days after written notice of such failure, requiring the Issuer or the Guarantor, as the case may be, to remedy the same, shall have been given to the Issuer or the Guarantor, as the case may be, by the Trustee or to the Issuer or the Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the Notes, more than two years prior to such notice; provided further that the trustee shall have no obligation to determine when or if any holders have been notified of any such action or to track when such two-year period starts or concludes);

(f) (i) the Issuer or the Guarantor fails to make by the end of the applicable grace period, if any, any payment of principal or interest due in respect of any Indebtedness for borrowed money, the aggregate outstanding principal amount of which is an amount in excess of $250,000,000; or (ii) there is an acceleration of any Indebtedness for borrowed money in an amount in excess of $250,000,000 because of a default with respect to such Indebtedness, without, in the case of either (i) or (ii) above, such Indebtedness having been discharged or such non-payment or acceleration having been cured, waived, rescinded or annulled, for a period of 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Issuer or the Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Guarantor under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or the Guarantor or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(h) except as permitted under section 5.11 of the Base Indenture, the commencement by the Issuer or the Guarantor of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Issuer to the entry of a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or the Guarantor, or the filing by the Issuer or the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal or state law, or the consent by the Issuer or the Guarantor to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or the Guarantor or of any substantial part of its property, or the making by the Issuer or the Guarantor of an assignment for the benefit of creditors, or the admission by the Issuer or the Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or the Guarantor expressly in furtherance of any such action.

(i) the Issuer fails to repurchase or pay the Repurchase Price of the Notes when due in connection with a Change of Control Triggering Event.

Except as otherwise provided herein, with respect to the Notes, the references in Section 4.01 of the Base Indenture to “clauses 4.01(a), 4.01(b), 4.01(c) or 4.01(f) above” shall be construed as references to clauses (a), (b), (c), (d), (e) or (f) of this definition and references to Sections 4.01(d) and (e) in the Base Indenture shall be construed as references to clauses (g) and (h) of this definition.

Any time period in this Supplemental Indenture, the Base Indenture or the Notes to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Inc., or any successor thereto.

“GAAP” has the meaning given to “generally accepted accounting principles” in the Base Indenture; provided, however, that any change in GAAP that would cause the Guarantor to record an existing item as a liability upon that entity’s balance sheet, which item was not previously required by GAAP to be so recorded, shall not constitute an incurrence of Indebtedness for purposes of this Supplemental Indenture.

“Global Note” has the meaning specified in Section 2.2(b).

“guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or- pay, or maintain financial statement conditions or otherwise); or

(2)

entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee of the Guarantor in respect of the Notes in the form provided in Section 2.4.

“Guarantor” means Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Guarantor” shall mean such successor Person.

“Holder,” “Holder of Notes” or other similar terms means the registered holder of any Note.

“Indebtedness” means, with respect to any Person any liability for borrowed money which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined, other than accounts payable or any other indebtedness to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services.

“Instructions” has the meaning specified in Section 6.13.

“Interest Payment Date” means each of January 16 and July 16 of each year, beginning January 16, 2027; provided, however, in each case, that if any such date is not a Business Day, the payment shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no interest shall accrue thereon on account of such delay.

“Interest Rate” means 5.250% per annum.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Issuer” means Teva Pharmaceutical Finance Netherlands IV B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” means a written order signed in the name of the Issuer by any Officer of the Issuer or a duly authorized Attorney-in-Fact of the Issuer, and delivered to the Trustee.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity” means the date on which the principal of the Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity or by acceleration, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Note” or “Notes” has the meaning specified to it in the fourth recital paragraph of this Supplemental Indenture.

“Officer” has the meaning given to “Officer” in the Base Indenture.

“Par Call Date” means December 16, 2031 (the date that is one month prior to the Stated Maturity of the Notes).

“Paying Agent” means an office or agency where Notes may be presented for payment. The term “Paying Agent” includes any additional paying agent.

“Permitted Liens” means:

(1)	Liens existing as of the date when the Issuer first issues the Notes pursuant to this Supplemental Indenture;

(2)

Liens on property created, incurred or assumed prior to, at the time of or within one year after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

(3)

landlord’s, warehousemen’s, material men’s, carriers’, workmen’s, repairmen’s and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

(4)

deposits or Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(5)

(i) Liens existing on any property at the time the property was acquired by the Guarantor or its subsidiaries and (ii) Liens existing on any property of any Person at the time it became or becomes a subsidiary of the Guarantor; provided that, in the case of (i) and (ii), (x) the Lien has not been created or assumed in contemplation of the acquisition of such property or such Person becoming a subsidiary of the Guarantor, as applicable, and (y) the Lien does not extend to any other property other than the property being acquired;

(6)	Liens securing debt owing by a subsidiary to the Guarantor or to one or more of its subsidiaries;

(7)

purchase money Liens upon or in any real property or equipment acquired by the Guarantor or any of its subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), provided, however, that no such Liens shall extend to or cover any properties of any character other than the real property or equipment being acquired;

(8)	Liens securing capital lease obligations in respect of property acquired; provided that no such Lien shall extend to or cover any assets other than the assets subject to such capitalized leases;

(9)

Liens in favor of any governmental authority of any jurisdiction securing the obligation of the Guarantor or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

(10)

Liens over any Receivable Assets subject to a Qualified Securitization Transaction; provided that the aggregate fair market value of all Receivable Assets secured in accordance with this subclause (10) shall not exceed US $2,500,000,000 (or its equivalent in another currency or currencies) at any one time outstanding; or

(11)

any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (1) to (10), inclusive, or the Indebtedness secured thereby; provided, however, that (i) the principal amount of Indebtedness secured thereby and not otherwise authorized by said clauses (1) to (10), inclusive, shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, substitution or replacement (other than to pay fees and expenses, including premiums, related to such extension, renewal, substitution or replacement); and (ii) any such extension, renewal, substitution or replacement Lien shall be limited to the property covered by the Lien extended, renewed, substituted or replaced (other than improvements thereon or replacements thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or political subdivision thereof or any other entity.

“Physical Notes” means Notes issued in definitive, fully registered form without interest coupons, substantially in the form of Exhibit A (“Exhibit A”).

“Primary Treasury Dealer” has the meaning assigned to it in the definition of Reference Treasury Dealer.

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Guarantor or any of its subsidiaries pursuant to which the Guarantor or such subsidiary sells, conveys or otherwise transfers to a Securitization Entity, or grants a security interest in for the benefit of a Securitization Entity, any Receivable Assets (whether now existing or arising or acquired in the future), or otherwise contributes to the capital of such Securitization Entity, in a transaction in which such Securitization Entity finances its acquisition of or interest in such Receivable Assets by selling or borrowing against such Receivable Assets; provided that such transaction is non-recourse to the Guarantor and its subsidiaries (except for Standard Securitization Undertakings).

“Rating Agency” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Receivable Assets” means ordinary course of business accounts receivable of the Guarantor or any of its subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and/or receivables discount without recourse schemes.

“Record Date” means either a Regular Record Date or a Special Record Date, as the case may be.

“Redemption Date,” when used with respect to the Notes to be redeemed, means the date fixed for such redemption.

“Redemption Price” when used (a) with respect to the Notes to be redeemed pursuant to Section 4.1 of this Supplemental Indenture, means an amount that is equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments of the Notes being redeemed discounted, on a semi-annual basis (assuming a 360- day year consisting of twelve 30-day months), using a discount rate equal to the sum of the Treasury Rate plus 15 basis points, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date, provided that if the Redemption Date is on or after the Par Call Date, the Redemption Price for the Notes will be equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date; and (b) with respect to any Notes to be redeemed pursuant to Section 4.4 of this Supplemental Indenture, means an amount that is equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

“Registrar” means the office or agency where Notes may be presented for registration of transfer or for exchange.

“Regular Record Date” means the close of business on the preceding January 1 and July 1, in each case whether or not a Business Day.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note as if redeemed on the Par Call Date. If the applicable Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such Redemption Date.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Sale-Leaseback Transaction” means the sale or transfer by the Guarantor or any subsidiary of any property to a Person and the taking back by the Guarantor or any subsidiary, as the case may be, of a lease of such property.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Person (which may include a special purpose vehicle and/or a financial institution) to which the Guarantor or any subsidiary transfers Receivable Assets for purposes of a securitization financing, and with respect to which:

(1)

no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity (i) is guaranteed by the Guarantor or any subsidiary of the Guarantor (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Guarantor or any subsidiary of the Guarantor (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any asset of the Guarantor or any subsidiary of the Guarantor (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivable Assets (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Guarantor or any subsidiary of the Guarantor;

(2)

neither the Guarantor nor any subsidiary of the Guarantor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Guarantor or such subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Guarantor, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)

neither the Guarantor nor any subsidiary of the Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (it being understood that (i) obligations of the Guarantor or other subsidiaries to transfer Receivable Assets to the Securitization Entity, (ii) obligations of the Guarantor or any other subsidiary to procure such transfers of Receivable Assets to the Securitization Entity, and (iii) Receivable Asset performance measures or credit enhancement measures shall not constitute an obligation to preserve the Securitization Entity’s financial condition or to cause it to achieve certain levels of operating results).

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.7.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities reasonably customary (as determined by the Guarantor acting in good faith) in accounts receivable securitization transactions and/or receivables discount without recourse schemes in the applicable jurisdictions, including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by the Guarantor or any Subsidiary.

“Stated Maturity” means the date specified in any Note as the fixed date for the payment of principal on such Note.

“subsidiary” means, with respect to any Person, a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries, or by such Person and one or more other subsidiaries. For the purposes of this definition only, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Taxing Jurisdiction” means, with respect to the Notes, The Netherlands, Israel or any jurisdiction where a successor to the Issuer or the Guarantor is incorporated or organized or considered to be a resident, if other than The Netherlands or Israel, respectively, or any jurisdiction through which payments will be made.

“TIA” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Supplemental Indenture; provided, however, that in the event the TIA is amended after such date, “TIA” means, to the extent such amendment is applicable to this Supplemental Indenture and the Base Indenture, the Trust Indenture Act of 1939, as so amended, or any successor statute.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single U.S. Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the U.S. Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no U.S. Treasury security maturing on the Par Call Date but there are two or more U.S. Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the U.S. Treasury security with a maturity date preceding the Par Call Date. If there are two or more U.S. Treasury securities maturing on the Par Call Date or two or more U.S. Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more U.S. Treasury securities the U.S. Treasury security that is trading closest to par based upon the average of the bid and asked prices for such U.S. Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable U.S. Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such U.S. Treasury security, and rounded to three decimal places.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor Trustee shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Dollar” means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

“Underwriting Agreement” means the Underwriting Agreement, dated September 9, 2026, between, among others, the Issuer, Teva Pharmaceutical Finance Netherlands II B.V., Teva Pharmaceutical Finance Netherlands III B.V., the Guarantor and the underwriters named in Schedule I thereto.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is ordinarily entitled to vote in the election of the Board of Directors of such person.

Section 1.2 Incorporation by Reference of Trust Indenture Act.

Whenever the Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

The following TIA terms used in the Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantee; and

“obligor” on the Notes means the Issuer and on the Guarantee means the Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

Section 1.3 Section 1.3 Rules of Construction.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them under GAAP; and

(3) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

THE NOTES AND THE GUARANTEE

Section 2.1 Title and Terms.

(a) The Notes shall be known and designated as the “5.250% Senior Notes due 2032” of the Issuer. The aggregate principal amount that may be authenticated and delivered under this Supplemental Indenture of the Notes is limited to $1,200,000,000; except for Add On Notes issued in accordance with Section 2.9 and Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5. The Notes shall be issuable in minimum denominations of $200,000 principal amount and integral multiples of $1,000 in excess of $200,000.

(b) The Notes shall mature on January 16, 2032, unless earlier redeemed by the Issuer.

(c) Interest on the Notes shall accrue from September 16, 2026 at the Interest Rate until the principal thereof is paid or made available for payment. Interest shall be payable semi-annually in arrears on each Interest Payment Date.

(d) Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) A Holder of any Note at the close of business on a Regular Record Date shall be entitled to receive interest on such Note on the corresponding Interest Payment Date.

(f) Principal of and interest on Global Notes shall be payable to the Depositary in immediately available funds.

(g) Principal on Physical Notes shall be payable at the office or agency of the Issuer maintained for such purpose, initially the Corporate Trust Office of the Trustee. Interest on Physical Notes will be payable by (i) U.S. Dollar check drawn on a bank in The City of New York delivered to the address of the Person entitled thereto as such address shall appear in the register of the Notes, or (ii) upon written application to the Registrar not later than the relevant Record Date by a Holder of an aggregate principal amount of Notes in excess of $5,000,000, wire transfer in immediately available funds, which application and written wire instructions shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

(h) The Notes shall be redeemable at the option of the Issuer as provided in Article 4.

Section 2.2 Forms of Notes.

(a) Except as otherwise provided pursuant to this Section 2.2, the Notes are issuable in fully registered form without coupons in substantially the form of Exhibit A hereto with such applicable legends as are provided for in Section 2.3. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and to the extent applicable, the Issuer, the Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture and the Base Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage.

(b) The Notes and the Guarantee are being initially offered and sold by the Issuer to the underwriters thereof pursuant to the Underwriting Agreement. The Notes shall be issued initially in the form of one or more permanent global Notes in fully registered form without interest coupons, substantially in the form of Exhibit A hereto (the “Global Notes”), each with the applicable legends as provided in Section 2.3. Each Global Note shall be duly executed by the Issuer and authenticated and delivered by the Trustee, shall have endorsed thereon the applicable Guarantee executed by the Guarantor and shall be registered in the name of the Depositary or its nominee and retained by the Trustee, as Custodian, at its Corporate Trust Office, for credit to the accounts of the Agent Members holding the Notes evidenced thereby. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Custodian, and of the Depositary or its nominee, as hereinafter provided.

(c) At such time as all beneficial interests in a Global Note have either been exchanged for Physical Notes, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and cancelled by the Trustee at the written direction of the Issuer. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Physical Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note, by the Trustee, to reflect such reduction.

Section 2.3 Legends.

(a) Each Global Note shall bear a legend on the face thereof substantially in the following form (each defined term in the legend being defined as such for purposes of the legend only) (the “Global Notes Legend”):

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO TEVA PHARMACEUTICAL FINANCE IV, B.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO.

(“CEDE”) OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE, HAS AN INTEREST HEREIN.

THIS GLOBAL NOTE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THE SUPPLEMENTAL INDENTURE AND MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THEREVERSE HEREOF.

(b) Each Physical Note shall bear a legend on the face thereof substantially in the following form (the “Physical Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Section 2.4 Form of Guarantee.

A Guarantee substantially in the following form shall be endorsed on the reverse of each Note:

Teva Pharmaceutical Industries Limited (the “Guarantor”) hereby unconditionally and irrevocably guarantees to the Holder of this Note (the “Guarantee”) the due and punctual payment of the principal of and interest (including Additional Tax Amounts, if any), on this Note, when and as the same shall become due and payable, whether at Maturity or upon redemption or upon declaration of acceleration or otherwise (including any repurchase obligation resulting from a Change of Control Triggering Event), according to the terms of this Note and of the Indenture. The Guarantor agrees that in the case of default by the Issuer in the payment of any such principal or interest (including Additional Tax Amounts, if any), the Guarantor shall duly and punctually pay the same. The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of this Note, any modification of this Note, any invalidity, irregularity or unenforceability of this Note or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Issuer with respect thereto by the Holder of this Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a demand or proceeding first against the Issuer, protest or notice with respect to this Note or the indebtedness evidenced hereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to this Note except by payment in full of the principal of and interest (including Additional Tax Amounts, if any) on this Note.

The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Guarantor hereby waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Issuer in respect thereof or (ii) to receive any payment in the nature of contribution or for any other reason, from any other obligor with respect to such payment, in each case, until the principal of and interest (including Additional Tax Amounts, if any) on this Note shall have been paid in full.

The Guarantee shall not be valid or become obligatory for any purpose with respect to this Note until the certificate of authentication on this Note shall have been signed by the Trustee.

The Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Teva Pharmaceutical Industries Limited has caused the Guarantee to be signed manually by its duly authorized Officer.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:

Section 2.5 Book-Entry Provisions for the Global Notes.

(a) The Global Notes initially shall be registered in the name of the Depositary (or a nominee thereof) and be delivered to the Trustee as Custodian for such Depositary.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, the Guarantor, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing contained herein shall prevent the Issuer, the Guarantor, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. With respect to any Global Note deposited on behalf of the subscribers for the Notes represented thereby with the Trustee as Custodian for the Depositary for credit to their respective accounts (or to such other accounts as they may direct) at Euroclear or Clearstream, the provisions of the “Operating Procedures of the Euroclear System” and the “Terms and Conditions Governing Useof Euroclear” and the “Management Regulations” and “Instructions to Participants” of Clearstream, respectively, shall be applicable to the Global Notes.

(c) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including DTC Participants and Persons that may hold interests through DTC Participants, to take any action that a Holder is entitled to take under this Supplemental Indenture, the Base Indenture or the Notes.

(d) A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary (or a nominee thereof), and no such transfer to any such other Person may be registered. Beneficial interests in a Global Note may be transferred in accordance with the rules and procedures of the Depositary.

(e) Except as provided in Section 2.5(f), owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Physical Notes.

(f) If at any time:

(1) the Depositary notifies the Issuer in writing that it is no longer willing or able to continue to act as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary for the Global Notes is not appointed by the Issuer within 90 days of such notice or cessation;

(2) an Event of Default has occurred and is continuing and enforcement action is being taken in respect thereof under their Indenture and the Registrar has received a request from the Depositary for the issuance of Physical Notes in exchange for such Global Note or Global Notes; or

(3) the Issuer, at its option, notifies the Trustee in writing that it elects to exchange in whole, but not in part, the Global Note for Physical Notes; such Global Note or Global Notes shall be deemed to be surrendered to the Trustee for cancellation and the Issuer shall execute, and the Trustee, upon receipt of an Officer’s Certificate and Issuer Order for the authentication and delivery of Notes, shall authenticate and deliver, in exchange for such Global Note or Global Notes, Physical Notes in an aggregate principal amount equal to the aggregate principal amount of such Global Note or Global Notes. Such Physical Notes shall be registered in such names as the Depositary shall identify in writing as the beneficial owners of the Notes represented by such Global Note or Global Notes (or any nominee thereof).

(g) Notwithstanding the foregoing, in connection with any transfer of beneficial interests in a Global Note to the beneficial owners thereof pursuant to Section 2.5(f), the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interests in such Global Note to be transferred.

Section 2.6 [Reserved]

Section 2.7 Defaulted Interest.

If the Issuer fails to make a payment of interest on any Note when due and payable (“Defaulted Interest”), it shall pay such Defaulted Interest plus (to the extent lawful) any interest payable on the Defaulted Interest, in any lawful manner. It may elect to pay such Defaulted Interest, plus any such interest payable on it, to the Persons who are Holders of the Notes on which the interest is due on a subsequent Special Record Date. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each such Note. The Issuer shall fix any such Special Record Date and payment date for such payment. At least 15 days before any such Special Record Date, the Issuer shall deliver to Holders affected thereby, with a copy to the Trustee, a notice that states the Special Record Date, the Interest Payment Date and amount of such interest to be paid.

Section 2.8 Execution of Guarantee.

The Guarantor hereby agrees to execute the Guarantee in substantially the form above recited to be endorsed on each Note. If the Issuer shall execute Physical Notes in accordance with Section 2.5, the Guarantor shall execute the Guarantee in substantially the form above recited to be endorsed on each Note. The Guarantee shall be executed on behalf of the Guarantor by an Officer of the Guarantor. The signature of any Officer on the Guarantee may be manual.

In case any Officer of the Guarantor who shall have signed the Guarantee endorsed on a Note shall cease to be such Officer before the Note so signed shall be authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed such Guarantee had not ceased to be such Officer of the Guarantor; and any Guarantee endorsed on a Note may be signed on behalf of the Guarantor by such persons as, at the actual date of the execution of such Guarantee, shall be the proper Officers of the Guarantor, although at the date of the execution and delivery of this Supplemental Indenture any such person was not such an Officer.

Section 2.9 Add On Notes.

The Issuer may, from time to time, subject to compliance with any other applicable provisions of this Supplemental Indenture and the Base Indenture, without the consent of the Holders, create and issue pursuant to this Supplemental Indenture and the Base Indenture Add On Notes having terms identical to those of the Outstanding Notes, except that Add On Notes:

(a) may have a different issue date from other Outstanding Notes;

(b) may have a different first Interest Payment Date after issuance than other Outstanding Notes;

(c) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes;

(d) may have a different issue price;

(e) may have a different CUSIP or ISIN number if such Add On Notes are not fungible with the Notes then outstanding for United States federal income tax purposes; and

(0 may have terms specified in Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture for such Add On Notes making appropriate adjustments to this Article 2 and Exhibit A (and related definitions), as the case may be, applicable to such Add On Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Add On Notes, which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Add On Notes) and which shall not affect the rights, benefits, immunities or duties of the Trustee.

In authenticating any Add On Notes, and accepting the additional responsibilities under the Indenture in relation to such Add On Notes, the Trustee shall be entitled to receive, and shall be fully protected in relying upon:

(f) the Add On Note Board Resolutions, Officer’s Certificate or supplemental indenture relating thereto, setting forth the form and terms of the Add On Notes;

(g) an Officer’s Certificate complying with Section 6.5; and

(h) an Opinion of Counsel complying with Section 6.5 stating,

(1) that the forms of the Notes have been established by or pursuant to Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture, as permitted by this Section 2.9 and in conformity with the provisions of this Supplemental Indenture and the Base Indenture;

(2) that the terms of the Notes have been established by or pursuant to Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture, as permitted by this Section 2.9 and in conformity with the provisions of this Supplemental Indenture and the Base Indenture; and

(3) that the Notes and the related Guarantee, when authenticated and delivered by the Trustee and issued by the Issuer and the Guarantor in the manner provided for herein and in the Base Indenture and the Guarantee, respectively, subject to any customary conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer and the Guarantor, respectively, entitled to the benefits provided in this Supplemental Indenture and the Base Indenture, enforceable in accordance with their respective terms, except to the extent that the enforcement of such obligations may be subject to bankruptcy laws or insolvency laws or other similar laws, general principles of equity and such other qualifications as such counsel shall conclude are customary or do not materially affect the rights of the Holders of the Notes.

If such forms or terms have been so established by or pursuant to Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture, the Trustee shall have the right to decline to authenticate and deliver any Notes:

(4) if the Trustee, being advised by counsel, determines that such action may not lawfully be taken;

(5) if the Trustee in good faith determines that such action would expose the Trustee to personal liability to Holders of any Outstanding Notes; or

(6) if the issue of such Add On Notes pursuant to this Supplemental Indenture and the Base Indenture will affect the Trustee’s own rights, duties, benefits and immunities under the Notes, this Supplemental Indenture and the Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

Notwithstanding anything in this Section 2.9, the Issuer may not issue Add On Notes if an Event of Default shall have occurred and be continuing.

Section 2.10 CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers and “ISIN” Numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption and other notices to the Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3

ADDITIONAL COVENANTS

In addition to the covenants set forth in Article 3 of the Base Indenture, the Notes shall be subject to the additional covenants set forth in this Article 3.

Section 3.1 Payment of Additional Tax Amounts.

With respect to the Notes, Section 12.02 of the Base Indenture is not applicable. All payments of interest and principal by the Issuer under the Notes and by the Guarantor under the Guarantee shall be made without withholding or deduction for, or on account of, any present or future Taxes unless such withholding or deduction is required by law. In the event that the Issuer or the Guarantor is required to withhold or deduct on account of any such Taxes from any payment made under or with respect to the Notes, the Issuer or the Guarantor, as the case may be, will (a) withhold or deduct such amounts, (b) pay such additional Tax amounts so that the net amounts received by each Holder or beneficial owner of the relevant Notes, including those additional Tax amounts, will equal the amount such Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted (“Additional Tax Amounts”) and (c) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law, except that no such Additional Tax Amounts shall be payable in respect of any Note:

(1) to the extent that such Taxes are imposed or levied by reason of such Holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such Note or receiving principal or interest payments on the Notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

(2) in respect of any Taxes that would not have been so withheld or deducted but for the failure by the Holder or the beneficial owner of the Notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the Holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) the Issuer has given the Holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

(3) to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the Notes, except as otherwise provided in the Indenture;

(4) to the extent that any such Taxes would not have been imposed but for the presentation of the Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the Holder would have been entitled to Additional Tax Amounts had the Notes been presented for payment on any date during such 30-day period;

(5) in respect of any Taxes imposed under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, any applicable U.S. Treasury Regulations promulgated thereunder, or any judicial or administrative interpretations of any of the foregoing; or

(6) any combination of items 1 through 5 above.

For purposes of this Section 3.1, “Taxes” means, with respect to payments on the Notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Section 3.2 Stamp Tax.

The Issuer and the Guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the Notes or any other document or instrument in relation thereto.

Section 3.3 Corporate Existence.

Subject to Article 8 of the Base Indenture and subject to the ability of the Issuer or the Guarantor to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Issuer or the Guarantor then exists, each of the Guarantor and the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Issuer and the Guarantor shall not be required to preserve any such existence, right or franchise if the Issuer and the Guarantor determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer or the Guarantor and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 3.4 Certificates of the Issuer and the Guarantor.

The Issuer will furnish to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate of the Issuer as to the signer’s knowledge of the Issuer’s and the Guarantor’s compliance with all conditions and covenants under this Supplemental Indenture and the Base Indenture (such compliance to be determined without regard to any period of grace or requirement of notice provided under this Supplemental Indenture or the Base Indenture). In the event the Issuer comes to have actual knowledge of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, regardless of the date, the Issuer shall deliver an Officer’s Certificate to the Trustee specifying such Default and the nature and status thereof.

Section 3.5 Guarantor To Be the Sole Equityholder of the Issuer.

So long as any Notes are outstanding, the Guarantor or its successor will directly or indirectly own all of the outstanding Capital Stock of the Issuer.

Section 3.6 Limitation on Liens.

The Guarantor shall not, and shall not permit any subsidiary to, directly or indirectly, create, incur, or assume any Lien, other than a Permitted Lien, upon any of its property (including any shares of Capital Stock or Indebtedness of any subsidiary) to secure any other Indebtedness incurred by the Guarantor or any subsidiary, without in any such case making effective provision whereby all of the Notes outstanding (together with, if the Guarantor so determines, any other Indebtedness by the Guarantor or any subsidiary ranking equally with the Notes or the Guarantee) shall be secured equally and ratably with, or prior to, such Indebtedness for so long as such other Indebtedness shall be so secured unless, after giving effect to such Lien, the aggregate amount of secured Indebtedness then outstanding (excluding Indebtedness secured solely by Permitted Liens) plus the value (as defined in Section 3.7) of all Sale-Leaseback Transactions (other than those described in clause (a) or clause (b) of Section 3.7) then outstanding would not exceed the greater of (i) 10% of the Guarantor’s Consolidated Net Worth and (ii) US$2,000,000,000 (or its equivalent in another currency or currencies).

Section 3.7 Limitation on Sales and Leasebacks.

The Guarantor will not, and will not permit any subsidiary to, enter into any Sale-Leaseback Transaction after the date of this Supplemental Indenture unless:

(a) the Sale-Leaseback Transaction:

(1) involves a lease for a period, including renewals, of not more than five years;

(2) occurs within one year after the date of acquisition, completion of construction or completion of improvement of such property; or

(3) is with the Guarantor or one of its subsidiaries; or

(b) the Guarantor or any subsidiary, within one year after the Sale-Leaseback Transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Guarantor or any subsidiary that is not subordinated to the Notes and that has a Stated Maturity of more than twelve months; or

(c) the Guarantor or such subsidiary would be entitled pursuant to Section 3.6 to create, incur, issue or assume Indebtedness secured by a Lien on the property without equally and ratably securing the Notes.

As used in this Section 3.7, the term “value” shall mean, with respect to a Sale-Leaseback Transaction, as of any particular time an amount equal to the greater of (i) the net proceeds of sale of the property leased pursuant to such Sale-Leaseback Transaction, or (ii) the fair value of such property at the time of entering into such Sale-Leaseback Transaction as determined by the Board of Directors of the Guarantor, in each case multiplied by a fraction of which the numerator is the number of full years of remaining term of the lease (without regard to renewal options) and the denominator is the full years of the full term of the lease (without regard to renewal options).

Section 3.8 Obligation to Offer to Repurchase Upon a Change of Control Triggering Event

(a) If a Change of Control Triggering Event occurs, unless the Issuer has exercised its option to redeem the Notes of a series, the Issuer will make an offer to each holder of Notes of such series to repurchase all or any part of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase (the “Repurchase Price”).

(b) Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will give notice to each holder (with a copy to the Trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

(c) The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

(d) On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of notes properly tendered (and not validly withdrawn) pursuant to the Issuer’s offer;

(ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered (and not validly withdrawn); and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by the Issuer.

(e) The Paying Agent will promptly deliver to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note of the same series equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note representing any unpurchased portion of any Notes surrendered will be in a minimum principal amount of $200,000 and integral multiples of $1,000 in excess thereof.

(f) Notwithstanding the foregoing, the Issuer will not be required to make an offer to repurchase the Notes of a series upon a Change of Control Triggering Event if a third party makes an offer in respect of the Notes of such series in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(g) If holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable series validly tender and do not withdraw such Notes in an offer to repurchase such Notes upon a Change of Control Triggering Event and the Issuer, or any third party making such an offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the offer described above, to redeem all Notes of such series that remain outstanding following such purchase on a date specified in such notice and at a price in cash equal to 101% of the aggregate principal amount of Notes to be redeemed plus any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of purchase specified in such notice.

ARTICLE 4

REDEMPTION OF NOTES

Section 4.1 Optional Redemption.

The Issuer may at its option redeem the Notes, in whole or in part, at any time or from time to time, on any date prior to the Stated Maturity, upon notice as set forth in Section 4.2, at the Redemption Price.

Section 4.2 Notice of Redemption.

Notice of redemption to the Holders of the Notes to be redeemed shall be given by delivering notice of such redemption, on at least 10 days’, but not more than 60 days’, prior notice delivered by electronic transmission, first-class mail, postage prepaid, at their registered addresses as they appear on the registration books of the Registrar, with a copy of such notice delivered to the Trustee. The notice of redemption of the Notes to be redeemed at the option of the Issuer shall be given by the Issuer or, at the Issuer’s request, delivered to the Trustee at least five Business Days before the date such notice is to be given to Holders (unless a shorter period shall be acceptable to the Trustee), by the Trustee in the name and at the expense of the Issuer.

Notice of any redemption of the Notes in connection with a corporate transaction (including an equity offering, an incurrence of indebtedness or a change of control) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded or the Redemption Date delayed in the event that any or all such conditions shall not have been satisfied by the Redemption Date. In addition, the Issuer may provide in such notice that payment of the Redemption Price and performance of its obligations with respect to such redemption may be performed by another Person.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption, unless the redemption price is not paid on the Redemption Date.

Section 4.3 Deposit of Redemption Price.

On or prior to the Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the Redemption Price in respect of all the Notes to be redeemed on that Redemption Date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and subject to the rules of the applicable depositary.

Section 4.4 Tax Redemption.

(a) If, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any Taxing Jurisdiction or any political subdivision or taxing authority thereof or in any Taxing Jurisdiction affecting taxation or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the date of this Supplemental Indenture, the Issuer or the Guarantor (or any of their respective successors), as the case may be, is or will be obligated to pay any Additional Tax Amounts with respect to the Notes, and if the Issuer or the Guarantor (or any of their respective successors), as the case may be, determines that such obligation cannot be avoided by the Issuer or the Guarantor (or any of their respective successors), as the case may be, after taking reasonable measures available to it, then at the option of the Issuer or the Guarantor (or any of their respective successors), as the case may be, the Notes may be redeemed in whole, but not in part, at any time, upon the giving not less than 10 days’ nor more than 60 days’ notice to the Trustee and the Holders of the Notes, at the Redemption Price; provided, however, that (1) no notice of such tax redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor (or their respective successors), as the case may be, would, but for such redemption, be obligated to pay such Additional Tax

Amounts were a payment on the Notes then due, and (2) at the time such notice is given, such obligation to pay such Additional Tax Amounts remains in effect. The notice of tax redemption shall be given by the Issuer or, at the Issuer’s request delivered to the Trustee at least five Business Days before the date such notice is to be given to Holders (unless a shorter period shall be acceptable to the Trustee), by the Trustee in the name and at the expense of the Issuer.

(b) Not less than five Business Days (unless a shorter period shall be acceptable to the Trustee) before any notice of tax redemption pursuant to Section 4.4(a) is given to the Trustee or the Holders of the Notes, the Issuer or the Guarantor (or their respective successors), as the case may be, shall deliver to the Trustee (i) an Officer’s Certificate stating that the Issuer or the Guarantor (or their respective successors), as the case may be, is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer or the Guarantor (or their respective successors), as the case may be, to so redeem have occurred or have been satisfied and (ii) an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts. Such notice, once given to the Trustee, shall be irrevocable.

ARTICLE 5

SATISFACTION AND DISCHARGE

Section 5.1 Satisfaction and Discharge.

(a) With respect to the Notes, Section 9.01 of the Base Indenture is not applicable.

(b) The Issuer and the Guarantor may satisfy and discharge their obligations under this Supplemental Indenture with respect to the Notes while the Notes remain outstanding, if (a) all Outstanding

Notes have become due and payable at their scheduled Maturity, or (b) all Outstanding Notes have been called for redemption, and in either case, the Issuer has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled Maturity or the scheduled Redemption Date, as the case may be.

ARTICLE 6

MISCELLANEOUS PROVISIONS

Section 6.1 Scope of Supplemental Indenture.

(a) The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued by the Issuer under the Base Indenture. Other than such, changes, modifications and supplements, the Base Indenture is incorporated by reference herein and affirmed in all respects.

Section 6.2 Provisions of Supplemental Indenture for the Sole Benefit of Parties and Holders of Notes.

Nothing in this Supplemental Indenture, the Base Indenture or in the Notes or the Guarantee, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the Holders of the Notes, any legal or equitable right, remedy or claim under this Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders of the Notes.

Section 6.3 Successors and Assigns of Issuer and Guarantor Bound by Supplemental Indenture.

All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on behalf of the Guarantor shall bind its successors and assigns, whether so expressed or not.

Section 6.4 Notices and Demands on Issuer, Trustee and Holders of Notes.

Any notice or demand which by any provision of this Supplemental Indenture is required or permitted to be given or delivered to or by the Trustee or by the Holders of Notes to the Issuer or the Guarantor shall be in writing in the English language and may be given or served by being deposited postage prepaid, first-class mail, courier service or email (except as otherwise specifically provided herein, including Section 6.13) addressed (until another address is filed with the Trustee) as follows:

If to the Issuer:

Teva Pharmaceutical Finance Netherlands IV B.V.

Busweg 1,

2031 DA Haarlem

Netherlands

Attention: Managing Director

Emails: ***

with a copy (which shall not constitute notice) to:

Teva Pharmaceuticals USA, Inc.

400 Interpace Parkway, #3

Parsippany, NJ 07054

Attention: Brian Savage

Email: ***

with a copy (which shall not constitute notice) to:

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention: A.J. Ericksen

Email: AJ.ericksen@whitecase.com

and

White & Case LLP

5 Old Broad Street

London EC2N 1DW

Attention: Anna Soroka

Email: anna.soroka@whitecase.com

If to the Guarantor:

Teva Pharmaceutical Industries Limited

124 Dvora Hanevi’a Street

Tel Aviv, 6944020, Israel

Attention: Amit Hazan

Email: ***

with copies (which shall not constitute notice) to:

Teva Pharmaceuticals USA, Inc.

400 Interpace Parkway, Building A,

Parsippany, NJ 07054

Attention: Brian Savage

Email: ***

and

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention: A.J. Ericksen

Email: AJ.ericksen@whitecase.com

and

White & Case LLP

5 Old Broad Street

London EC2N 1DW

Attention: Anna Soroka

Email: anna.soroka@whitecase.com

Any notice, direction, request or demand by the Issuer, the Guarantor or any Holder of Notes to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if delivered in person or mailed by first-class mail, courier service or email (except as otherwise specifically provided herein, including Section 6.13) as follows:

If to the Trustee:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Corporate Trust – Global Finance Unit

    Lisa Sollitto

Email: Lisa.Sollitto@bny.com

The Trustee also agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail or other similar unsecured electronic methods.

The Issuer, the Guarantor or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantor shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Where this Supplemental Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing, in the English language, and delivered to each Holder entitled thereto, at his last address as it appears in the register of the Notes. In any case where notice to Holders is given by mail, personal delivery or electronic mail, neither the failure to mail such notice, nor any defect in any notice so mailed or delivered, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Issuer, the Guarantor or Holders of Notes when such notice is required to be given pursuant to any provision of this Supplemental Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Notwithstanding anything to the contrary contained herein, in the Base Indenture or in the Notes, where this Supplemental Indenture, the Base Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary electronically or by other method in accordance with the procedures of the Depositary.

Section 6.5 Officer’s Certificates and Opinions of Counsel; Statements to be Contained Therein.

Upon any application or demand by the Issuer or the Guarantor to the Trustee to take any action under any of the provisions of this Supplemental Indenture, the Issuer or the Guarantor, as the case may be, shall furnish to the Trustee an Officer’s Certificate or Guarantor’s Officer’s Certificate, as the case may be, stating that all conditions precedent provided for in this Supplemental Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent have been complied with.

Each certificate or opinion provided for in this Supplemental Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in this Supplemental Indenture shall include (a) a statement that the person making such certificate or opinion has read such covenant or condition, (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based, (c) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with and (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Any certificate, statement or opinion of an Officer of the Issuer or the Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters, information with respect to which is in the possession of the Issuer or the Guarantor, as the case may be, upon the certificate, statement or opinion of or representations by an Officer of Officers of the Issuer or the Guarantor, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

Any certificate, statement or opinion of an Officer of the Issuer or the Guarantor or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Issuer, unless such Officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

The Trustee shall be entitled to conclusively rely on an Officer’s certificate from the Issuer or the Guarantor, shall have no duty to inquire as to or investigate the accuracy of any such Officer’s certificate. The Trustee and the Paying Agent shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on any such Officer’s certificate.

Section 6.6 Payments Due on Saturdays, Sundays and Holidays.

If the date of maturity of interest on or principal of the Notes or the date fixed for redemption or repayment of any such Note shall not be a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date.

Section 6.7 Conflict of any Provisions of Supplemental Indenture with Trust Indenture Act of

1939.

If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture by operation of Sections 310 to 317, inclusive, of the TIA (an “incorporated provision”), such incorporated provision shall control.

Section 6.8 New York Law to Govern.

This Supplemental Indenture and each Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

Section 6.9 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 6.10 Effect of Headings.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 6.11 Submission to Jurisdiction.

Each of the Issuer, the Guarantor and the Trustee agrees that any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture may be instituted in any federal or state court sitting in the Borough of Manhattan in New York City, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such court in any law suit, action or proceeding. Each of the Issuer and the Guarantor, as long as any of the Notes remain Outstanding or the parties hereto have any obligation under this Supplemental Indenture, shall have an authorized agent (the “Authorized Agent”) in the United States upon whom process may be served in any such legal action or proceeding. Service of process upon such agent and written notice of such service mailed or delivered to it shall to the extent permitted by law be deemed in every respect effective service of process upon it in any such legal action or proceeding. The Issuer and the Guarantor each hereby appoints Teva Pharmaceuticals USA, Inc. (400 Interpace Parkway, Building A, Parsippany, NJ 07054) as its agent for such purposes, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at such office of such agent. The Issuer will provide written notice to the Trustee of any change in the Authorized Agent. In the event that any Authorized Agent resigns, is removed or becomes incapable of so acting, the Issuer shall promptly appoint a successor Authorized Agent and shall notify the Trustee in writing of such change in Authorized Agent.

Section 6.12 Not Responsible for Recitals or Issuance of Securities.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer and the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

Section 6.13 Electronic Means.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, their understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

ARTICLE 7

SUPPLEMENTAL INDENTURES

Section 7.1 Without Consent of Holders.

(a) Sections 7.01(d), (e), (f), (g), (h), (k), (l), (m), (n), (q) and (r) of the Base Indenture are not applicable with respect to the Notes.

(b) In addition to the provisions set forth in Section 7.01 of the Base Indenture as amended by Section 7.1(a) above, the Issuer, the Guarantor and the Trustee may amend, modify or supplement the Base Indenture, this Supplemental Indenture or the Notes without the consent of any Holder for one or more of the following purposes:

(1) to cure any ambiguity, supply any omission or correct or supplement any provision contained herein, in the Base Indenture, in any supplemental indenture or in the Notes which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; provided that such amendment, modification or supplement shall not, in the good faith opinion of the Issuer’s managing and supervisory directors, adversely affect the interests of the Holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of this Supplemental Indenture to the description of the Notes contained in the Issuer’s Prospectus Supplement dated September 9, 2026 will not be deemed to adversely affect the interests of the Holders of the Notes;

(2) to surrender any right or power conferred upon the Issuer or the Guarantor hereunder;

(3) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(4) to authorize the issuance of Add On Notes pursuant to Section 2.9; and

(5) to add or modify any other provision of the Indenture which the Issuer or the Guarantor, as the case may be, and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the Holders of the Notes in any material respect.

Section 7.2 With Consent of Each Affected Holder.

In addition to the provisions set forth in Section 7.02 of the Base Indenture, the Issuer, the Guarantor and the Trustee may not amend, modify or supplement the Base Indenture, this Supplemental Indenture or the Notes for one or more of the following purposes without the consent of each Holder so affected:

(a) to modify the Issuer’s obligation to maintain an office or agency in New York City pursuant to Section 3.02 of the Base Indenture;

(b) to modify the Guarantor’s obligation to own, directly or indirectly, all of the outstanding Capital Stock or membership interests, as applicable, of the Issuer pursuant to Section 3.5 of this Supplemental Indenture;

(c) to modify any provision of Article 4 relating to redemption of Notes;

(d) to modify the Guarantee in a manner that would adversely affect the interests of the

Holders of Notes;

(e) to reduce the percentage in aggregate principal amount of the Notes then Outstanding necessary (i) to modify, amend or supplement the Base Indenture or this Supplemental Indenture or (ii) to waive any past default or Event of Default pursuant to Section 4.10 of the Base Indenture; and

(f) to reduce the Repurchase Price in connection with a Change of Control Triggering Event.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

Very truly yours, TEVA PHARMACEUTICAL FINANCE NETHERLANDS IV B.V., as Issuer

By:	/s/ Amit Hazan
Name:	Amit Hazan
Title:	Managing Director

By:	/s/ Robert O’Neill
Name:	Robert O’Neill
Title:	Managing Director

TEVA PHARMACEUTICAL INDUSTRIES LIMITED, as Guarantor

By:	/s/ Amit Hazan
Name:	Amit Hazan
Title:	Vice President and Global Treasurer

By:	/s/ Eli Kalif
Name:	Eli Kalif
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Melissa Matthews
Name:	Melissa Matthews
Title:	Vice President

Exhibit A

[FORM OF FACE OF GLOBAL NOTE]

[Insert Global Notes Legend or Physical Notes Legend, as applicable]

No. [●] U.S.$1,200,000,000 as revised by the Schedule of Increases or Decreases in the Global Note attached hereto

CUSIP No.: 881937 AB2

ISIN: US881937AB24

GLOBAL NOTE

TEVA PHARMACEUTICAL FINANCE NETHERLANDS IV B.V.

5.250% Senior Notes due 2032

Payment of Principal, Interest and Additional Tax Amounts, if any, Unconditionally

Guaranteed By

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

This Global Note is in respect of an issue of 5.250% Senior Notes due 2032 (the “Notes”) of Teva Pharmaceutical Finance Netherlands IV B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law (the “Issuer”, which term includes any successor corporation under the Senior Indenture hereinafter referred to), and issued pursuant to a base indenture (the “Base Indenture”), dated as of May 28, 2025, by and among the Issuer, Teva Pharmaceutical Industries Limited, as guarantor (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by a first supplemental senior indenture, dated as of May 28, 2025, by and among the Issuer, the Guarantor, and the Trustee, and as further supplemented by a second supplemental senior indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of September 16, 2026, by and among the Issuer, the Guarantor and the Trustee. Unless the context otherwise requires, the capitalized terms used herein shall have the meanings specified in the Supplemental Indenture and the Base Indenture.

The Issuer, for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal amount of ONE BILLION TWO HUNDRED MILLION United States Dollars (U.S. $1,200,000,000 on January 16, 2032, and to pay interest on such principal amount in Dollars at the rate of 5.250% per annum, computed on a basis of a 360 day year consisting of twelve 30 day months, from the date hereof until payment of such principal amount has been made or duly provided for, such interest to be paid semi-annually in arrears on January 16 and July 16 of each year, commencing January 16, 2027. The interest so payable on January 16 and July 16 (each an “Interest Payment Date”) will, subject to certain exceptions provided in the Supplemental Indenture, be paid to the person in whose name this Note is registered at the close of business on the immediately preceding January 1 and July 1, respectively (whether or not a Business Day).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed manually by its duly authorized officers.

Dated:

TEVA PHARMACEUTICAL FINANCE NETHERLANDS IV B.V.

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the 5.250% Senior Notes due 2032 described in the within-named Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated: September 16, 2026

Teva Pharmaceutical Industries Limited (the “Guarantor”) hereby unconditionally and irrevocably guarantees to the Holder of this Note (the “Guarantee”) the due and punctual payment of the principal of and interest (including Additional Tax Amounts, if any), on this Note, when and as the same shall become due and payable, whether at Maturity or upon redemption or upon declaration of acceleration or otherwise, according to the terms of this Note and of the Indenture. The Guarantor agrees that in the case of default by the Issuer in the payment of any such principal or interest (including Additional Tax Amounts, if any), the Guarantor shall duly and punctually pay the same. The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of this Note, any modification of this Note, any invalidity, irregularity or unenforceability of this Note or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Issuer with respect thereto by the Holder of this Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a demand or proceeding first against the Issuer, protest or notice with respect to this Note or the indebtedness evidenced hereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to this Note except by payment in full of the principal of and interest (including Additional Tax Amounts, if any) on this Note.

The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Guarantor hereby waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Issuer in respect thereof or (ii) to receive any payment in the nature of contribution or for any other reason, from any other obligor with respect to such payment, in each case, until the principal of and interest (including Additional Tax Amounts, if any) on this Note shall have been paid in full.

The Guarantee shall not be valid or become obligatory for any purpose with respect to this Note until the certificate of authentication on this Note shall have been signed by the Trustee.

The Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Teva Pharmaceutical Industries Limited has caused the Guarantee to be signed manually by its duly authorized officers.

Dated:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name:
Title”

[FORM OF REVERSE OF NOTE]

TEVA PHARMACEUTICAL FINANCE NETHERLANDS IV B.V.

5.250% Senior Note due 2032

Payment of Principal, Interest and Additional Tax Amounts, if any, Unconditionally

Guaranteed By

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Principal and Interest.

Teva Pharmaceutical Finance Netherlands IV B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law (the “Issuer”), promises to pay interest on the principal amount of this Note at 5.250% per annum, from September 16, 2026 until the principal thereof is paid or made available for payment. Interest shall be payable semi-annually in arrears on each January 16 and July 16 of each year (each an “Interest Payment Date”), commencing January 16, 2027. If an Interest Payment Date falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no interest shall accrue thereon on account of such delay.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

A Holder of any Note at the close of business on a Regular Record Date shall be entitled to receive interest on such Note on the corresponding Interest Payment Date.

2.	Method of Payment.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the relevant Regular Record Date for such interest.

Principal of and interest on Global Notes shall be payable to the Depositary in immediately available funds.

Principal of Physical Notes will be payable at the office or agency of the Issuer maintained for such purpose, initially the Corporate Trust Office of the Trustee. Interest on Physical Notes will be payable by (i) U.S. Dollar check drawn on a bank in The City of New York delivered to the address of the Person entitled thereto as such address shall appear in the register of the Notes, or (ii) upon written application to the Registrar not later than the relevant Record Date by a Holder of an aggregate principal amount of Notes in excess of $5,000,000, wire transfer in immediately available funds, which application and written wire instructions shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon, the Trustee under the Supplemental Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without notice to any Holder.

4.	Supplemental Indentures and Indenture.

The Issuer issued this Note under a Base Indenture (the “Base Indenture”), dated as of May 28, 2025, by and among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental senior indenture, dated as of May 28, 2025, by and among the Issuer, the Guarantor, and the Trustee, and as further supplemented by a second supplemental senior indenture (the “Supplemental Indenture” and, together with the

Base Indenture, the “Indenture”), dated as of September 16, 2026, by and among the Issuer, the Guarantor and the Trustee. The terms of the Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

5.	Optional Redemption.

The Issuer may at its option redeem this Note, in whole or in part, at any time or from time to time, on any date prior to the Stated Maturity, upon notice as set forth in Section 4.2 of the Supplemental Indenture, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments of the Notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using a discount rate equal to the sum of the Treasury Rate plus 15 basis points, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date, provided that if the Issuer redeems the Notes on or after the Par Call Date, the Redemption Price for the Notes will be equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

On and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption, unless the Issuer defaults in the payment of the Redemption Price.

Notice of redemption will be given by the Issuer to the Holders as provided in the Supplemental Indenture.

6.	Tax Redemption.

If, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any Taxing Jurisdiction or any political subdivision or taxing authority thereof or in any Taxing Jurisdiction affecting taxation or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of the Notes, the Issuer or the Guarantor (or any of their respective successors), as the case may be, is or will be obligated to pay any Additional Tax Amount with respect to the Notes, and if the Issuer or the Guarantor (or any of their respective successors), as the case may be, determines that such obligation cannot be avoided by the Issuer or the Guarantor (or any of their respective successors), as the case may be, after taking reasonable measures available to it, then at the option of the Issuer or the Guarantor (or any of their respective successors), as the case may be, the Notes may be redeemed in whole, but not in part, at any time, upon the giving not less than 10 days’ nor more than 60 days’ notice to the Trustee and the Holders of the Notes, at the Redemption Price; provided, however, that (1) no notice of such tax redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor (or their respective successors), as the case may be, would, but for such redemption, be obligated to pay such Additional Tax Amounts were a payment on the Notes then due, and (2) at the time such notice is given, such obligation to pay such Additional Tax Amounts remains in effect.

7.	Denominations; Transfer; Exchange.

The Notes are issuable in registered form, without coupons, in minimum denominations of $200,000 principal amount and integral multiples of $1,000 in excess of $200,000. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Issuer or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges that may be imposed in connection with any exchange or registration of transfer of Notes.

The Issuer shall not be required to exchange or register a transfer of (a) any Note for a period of 15 days next preceding the first delivery of notice of redemption of Notes to be redeemed, (b) any Notes selected, called or being called for redemption except, in the case of any Note where notice has been given that such Note is to be redeemed in part, the portion thereof not so to be redeemed or (c) any Notes between a record date and the next succeeding payment date.

In the event of redemption of the Notes in part only, in the case of a Global Note, the aggregate principal amount of such Global Notes may be increased or decreased by adjustments made on the records of the Depositary or, if necessary, a new Note or Notes for the unredeemed portion thereof will be issued in the name of the Holder hereof.

8.	Holders to be Treated as Owners.

The registered Holder of this Note shall be treated as its owner for all purposes.

9.	Unclaimed Money.

Any moneys deposited with or paid to the Trustee or any Paying Agent for the payment of the principal of or interest on any Note and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable, shall, upon the written request of the Issuer and unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to the Issuer by the Trustee or such Paying Agent, and the Holder of such Note shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Issuer for any payment which such Holder may be entitled to collect, and all liability of the Trustee or any Paying Agent with respect to such moneys shall thereupon cease.

10.	Satisfaction and Discharge.

The Issuer and the Guarantor may satisfy and discharge their obligations under the Indenture while the Notes remain outstanding, if (a) all Outstanding Notes have become due and payable at their scheduled Maturity, or (b) all Outstanding Notes have been called for redemption, and in either case, the Issuer has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled Maturity or the scheduled Redemption Date, as the case may be.

11.	Supplement; Waiver.

Without notice to or the consent of the Holders of the Notes, the Indenture and the Notes may be amended, supplemented or otherwise modified by the Issuer, the Guarantor and the Trustee as provided in the Indenture. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes (or such lesser amount as shall have acted at a meeting pursuant to the provisions of the Indenture). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

12.	Defaults and Remedies.

The Indenture provides that an Event of Default with respect to the Notes occurs when any of the following occurs:

(a) the Issuer defaults in the payment of the principal and premium, if any, of any of the Notes when it becomes due and payable at Maturity or upon redemption;

(b) the Issuer defaults in the payment of interest (including Additional Tax Amounts, if any) on any of the Notes when it becomes due and payable and such default continues for a period of 30 days after the date when due;

(c) the Guarantor fails to perform its obligations under the Guarantee;

(d) except as permitted by the Indenture, the Guarantee is held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Guarantee;

(e) either the Issuer or the Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture and the default continues for a period of 60 days after written notice of such failure, requiring the Issuer or the Guarantor, as the case may be, to remedy the same, shall have been given to the Issuer or the Guarantor, as the case may be, by the Trustee or to the Issuer or the Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the Notes, more than two years prior to such notice; provided further that the trustee shall have no obligation to determine when or if any holders have been notified of any such action or to track when such two-year period starts or concludes);

(f) (i) the Issuer or the Guarantor fails to make by the end of the applicable grace period, if any, any payment of principal or interest due in respect of any Indebtedness for borrowed money, the aggregate outstanding principal amount of which is an amount in excess of $250,000,000; or (ii) there is an acceleration of any Indebtedness for borrowed money in an amount in excess of $250,000,000 because of a default with respect to such Indebtedness, without, in the case of either (i) or (ii) above, such Indebtedness having been discharged or such non-payment or acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(g) the occurrence of certain events of bankruptcy, insolvency or reorganization of the Issuer or Guarantor as specified in the Supplemental Indenture; or

(h) the Issuer fails to repurchase or pay the repurchase price when due in connection with a Change of Control Triggering Event.

If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture.

Any time period in this Supplemental Indenture, the Base Indenture or the Notes to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.

13.	Authentication.

This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.

14.	CUSIP Numbers.

The Issuer has caused CUSIP numbers to be printed on this Note and, therefore, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders. Any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

15.	Governing Law.

The Supplemental Indenture, the Base Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

16.	Successor Corporation.

In the event a successor corporation legal entity assumes all the obligations of the Issuer or the Guarantor under this Note, pursuant to the terms hereof and of the Indenture, the Issuer or Guarantor, as the case may be, will be released from all such obligations.

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer

this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee[1]:

[1]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $1,200,000,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee